EXHIBIT 10.2.

ABITIBIBOWATER INC.

EXECUTIVE DEFERRED SHARE UNIT PLAN

AbitibiBowater Inc.	Executive Deferred Share Unit Plan

Table of contents

SECTION 1.	General Provisions	1
1.1.	Purpose	1
1.2.	Definitions	1
1.3.	Effective Date	2
1.4.	Administration	2
1.5.	Governing Law	2
SECTION 2.	Election under the Plan	2
2.1	Payment and Deferral of Annual Remuneration	2
2.2.	Adjustments and Reorganizations	3
2.3.	Termination of Service	4
SECTION 3.	General	5
3.1.	Transferability of Awards	5
3.2.	No Right to Service	5
3.3.	Unfunded Plan	5
3.4.	Successors and Assigns	5
3.5.	Section 409A	5
3.6.	Plan Amendment	6
3.7.	Plan Termination	6

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SECTION 1.	General Provisions
1.1.	Purpose

The purpose of the AbitibiBowater Inc. Executive Deferred Share Unit Plan is to promote a greater alignment of interests between eligible officers and executives of the Corporation and the shareholders of the Corporation.

1.2	Definitions

As used in the Plan, the following terms have the following meanings:

(a)	“Board” means the Board of Directors of the Corporation;
(b)	“Committee” means the Human Resources Compensation Committee of the Board, or such other persons designated by the Board;
(c)	“Common Share” means a common share of AbitibiBowater Inc.;
(d)	“Corporation” means AbitibiBowater Inc.;
(e)	“Deferred Share Unit” means a right granted by the Corporation to an Eligible Executive to receive on a deferred payment basis the cash equivalent of a Common Share on the terms contained herein;

(f)	“Eligible Executive” means any officer or executive of the Corporation or any subsidiary of the Corporation determined to be an Eligible Executive pursuant to Section 1.4;

(g)

“Executive’s Incentive Remuneration” means all bonus amounts (if any) payable to an Eligible Executive by the Corporation or a subsidiary of the Corporation in respect of the services provided to the Corporation or subsidiary by the Eligible Executive in any calendar year;

(h)

“Fair Market Value” means the average of the high and low prices per Common Share at which Common Shares are traded on the principal stock exchange on which the Common Shares are traded on the applicable day or, if such stock exchange is not open on such day, or if there are no prices per Common Share quoted on such day, on the immediately preceding day on which such stock exchange is open or there is a quoted price, as the case may be. If the Common Shares are not listed on a stock exchange, the Fair Market Value shall be the value established by the Committee based on the price per Common Share on any other public exchange on which the shares are listed, or if the Common Shares are not listed on any public exchange, by the Committee acting in good faith;

(i)	“Filing Date” has the meaning ascribed to that term in Section 2.3(a);
(j)	“Final Payment” has the meaning ascribed to that term in Section 2.3(a);
(k)	“Plan” means this AbitibiBowater Inc. Executive Deferred Share Unit Plan; and

(l)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect from time to time.
1.3.	Effective Date

The Plan shall be effective as of March [26], 2008.

1.4.	Administration

The Committee shall, in its sole and absolute discretion: (i) determine from time to time which officers or executives of the Corporation or any subsidiary of the Corporation shall be Eligible Executives for the purposes of the Plan; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; and (iv) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Executive.

1.5.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

SECTION 2.	Election under the Plan
2.1.	Payment and Deferral of Remuneration

Subject to such rules, approvals and conditions as the Committee may impose, an Eligible Executive may elect to receive the Executive’s Incentive Remuneration, in whole or in part, in the form of Deferred Share Units or cash.

(a)

Method of Electing. To elect a form or forms of payment of an Executive’s Incentive Remuneration, the Eligible Executive shall complete and deliver to the Secretary of the Corporation a written election by no later than December 31 (June 30 for U.S. Eligible Executives) of the calendar year preceding the calendar year in which the Executive’s Incentive Remuneration becomes payable. The Eligible Executive’s written election shall designate the percentage of the Executive’s Incentive Remuneration for the applicable calendar year that is to be deferred into Deferred Share Units and the percentage to be paid in cash. In the absence of a designation to the contrary, the Eligible Executive’s election for the latest calendar year with respect to the percentage of the Executive’s Incentive Remuneration that is to be deferred into Deferred Share Units and the percentage that is to be paid in cash shall continue to apply to all subsequent Executive’s Incentive Remuneration payments until the Eligible Executive submits another written election in accordance with this Section. An Eligible Executive shall only file one election in respect of the Executive’s Incentive Remuneration payable in any calendar year and the election shall be irrevocable for that year. If no election is made, and no prior election remains effective, the Eligible Executive shall be deemed to have elected to be paid all the Executive’s Incentive Remuneration for the applicable calendar year in cash.

(b)

Payment of Executive’s Incentive Remuneration. The portion of the Executive’s Incentive Remuneration shall be paid in cash or credited as Deferred Share Units, as elected by the Eligible Executive, on the date on which bonus awards are payable under the applicable incentive arrangement.

(c)

Deferred Share Units. Deferred Share Units elected by an Eligible Executive pursuant to the Plan shall be credited to an account maintained for the Eligible Executive by the Corporation. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited on each of the dates prescribed by Section 2.1(b) shall be determined by dividing the amount of the Executive’s Incentive Remuneration to be deferred into Deferred Share Units on such date by the Fair Market Value per Common Share on such date.

(d)

Dividends. When dividends are paid on Common Shares, an Eligible Executive shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Eligible Executive’s account as of the record date for payment of dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Fair Market Value per Common Share on the date credited.

2.2.	Adjustments and Reorganizations

In the event of (x) a corporate transaction involving the Company (including, without limitation, any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares, issuance of warrants or other rights to acquire Common Shares or other securities of the Company), (y) other similar corporate transaction or event that affects the Common Shares, or (z)  unusual or nonrecurring events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, then the Committee shall make an equitable or proportionate adjustment to prevent undue dilution or enlargement of the intended benefits or potential benefits of the Deferred Share Units consistent with the purposes of the Plan, including without limitation cancelling any one or more outstanding Deferred Share Units and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Deferred Share Units, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event).

2.3.   Termination of Service

(a)	Termination of Service.

(i) Non-U.S. Executives. An Eligible Executive who is not subject to U.S. tax (a “Non-U.S. Eligible Executive”) and who has retired from all positions with the Corporation and any subsidiary of the Corporation as officer, executive and director, or who, except as a result of death, has otherwise ceased to hold any such positions with the Corporation and any such subsidiaries, may redeem the Deferred Share Units credited to the Non-U.S. Eligible Executive’s account by filing with the Secretary of the Corporation a notice of redemption of the Deferred Share Units in the prescribed form on or before December 15 of the first calendar year commencing after the date the Non-U.S. Eligible Executive retires from or otherwise ceases to hold such positions. If the Non-U.S. Eligible Executive fails to file a notice of redemption o f the Deferred Share Units on or before such December 15, the Non-U.S. Eligible Executive shall be deemed to have filed with the Secretary of the Corporation a notice of redemption on such December 15. The date on which a notice of redemption is filed or deemed to be filed with the Secretary of the Corporation is the “Filing Date”. The notice of redemption filed by the Non-U.S. Eligible Executive shall specify that the Non-U.S. Eligible Executive will receive a lump sum cash payment (net of any applicable withholdings) (the “Final Payment”) equal to the number of Deferred Share Units credited to the Non-U.S. Eligible Executive’s account as of the Filing Date multiplied by the Fair Market Value per Common Share on the Filing Date. Within 7 days following the Filing Date, the Corporation shall make the Final Payment to the Non-U.S. Eligible Executive.

(ii) U.S. Executives. The Final Payment due to an Eligible Executive who is subject to U.S. tax (a “U.S. Eligible Executive”) will be made the earlier of (i) “separation from service” within the meaning of Section 409A of the Code, or (ii) within 90 days of the U.S. Eligible Executive’s death. The Final Payment will be equal to the number of Deferred Share Units credited to the U.S. Eligible Executive’s account multiplied by the Fair Market Value per Common Share as of the date his or her employment terminates.

(b)

Death of Non-U.S. Eligible Executive. In the event of the death of a Non-U.S. Eligible Executive, the Corporation shall, within 90 days of the Non-U.S. Eligible Executive’s death, make a lump sum cash payment to or for the benefit of the legal representative or beneficiary of the Non-U.S. Eligible Executive. The lump sum cash payment shall equal the number of Deferred Share Units credited to the Non-U.S. Eligible Executive’s Account on the date of payment multiplied by the Fair Market Value per Common Share on the day immediately preceding the date of payment.

(c)

Death of Non-U.S. Eligible Executive after Retirement. If a Non-U.S. Eligible Executive dies after ceasing to hold all positions as officer, executive and director of the Corporation or any of its subsidiaries but before filing a notice of redemption with the Secretary of the Corporation, Sections 2.3(a)(i) and (b) shall apply with such modifications as the circumstances require provided that, in no event shall payment be made later than December 31 of the first calendar year commencing after the Non-U.S. Eligible Executive ceases to hold the aforementioned positions.

(d)

Appointment of Beneficiary. If permitted by applicable law, the Eligible Executive may appoint a beneficiary of his rights under the Plan. “Beneficiary” for the purpose of the Plan means a person who is a relation or dependent of the Eligible Executive.

SECTION 3.	General
3.1.	Transferability of Awards

Except as provided in Section 2.3(d), rights in respect of Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

3.2.	No Right to Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Eligible Executive a right to be retained as an employee, officer or otherwise in the service of the Corporation.

3.3.	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded. To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

3.4.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and an Eligible Executive, including without limitation, the estate of such Eligible Executive and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Corporation’s or Eligible Executive’s creditors.

3.5.	Section 409A

It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of a U.S. Eligible Executive may not be reduced by, or offset against, any amount owing by the U.S. Eligible Executive to the Corporation or any of its affiliates. Notwithstanding anything in this Plan to the contrary, if a U.S. Eligible Executive becomes entitled to receive payment in respect of any Deferred Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S Eligible Executive is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the

Committee makes a good faith determination that (i) all or a portion of the Deferred Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S Eligible Executive before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S Eligible Executive’s date of death; in such event, the Final Payment will be equal to the number of Deferred Share Units credited to the U.S. Eligible Executive’s account multiplied by the Fair Market Value per Common Share as of the expiration of such six-month period or the date of death. (For illustrative purposes only, if a U.S Eligible Executive who is a specified employee subject to the provisions of the previous sentence incurs a separation from service on January 16 of a calendar year, any payments of deferred compensation that would be payable to such U.S Eligible Executive during the six-month period from such January 16 through July 16 shall be accumulated and paid in a single lump sum to such U.S Eligible Executive on July 17 of such calendar year, or, if earlier, such U.S Eligible Executive’s date of death.) Each U.S Eligible Executive, any beneficiary or the U.S Eligible Executive’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S Eligibl e Executive in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold such U.S Eligible Executive or beneficiary or the U.S Eligible Executive’s estate harmless from any or all of such taxes or penalties. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Deferred Share Units and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Deferred Share Units hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A.

3.6.	Plan Amendment

The Committee may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Deferred Share Units to which the Eligible Executive is then entitled under the Plan.

3.7.	Plan Termination

The Committee may terminate the Plan at any time, but no such termination shall, without the consent of the Eligible Executive or unless required by law, adversely affect the rights of an Eligible Executive with respect to Deferred Share Units to which the Eligible Executive is then entitled under the Plan.